PROSPECTUS Dated November 10, 2004                  Pricing Supplement No. 61 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-117752
Dated November 11, 2004                                      Dated July 13, 2005
                                                                  Rule 424(b)(3)

                                 Morgan Stanley

                       GLOBAL MEDIUM-TERM NOTES, SERIES G
                 Euro Floating Rate Senior Bearer Notes Due 2007
                 Euro Floating Rate Senior Bearer Notes Due 2012
                  Euro Fixed Rate Senior Bearer Notes Due 2012
                           -------------------------

     We, Morgan Stanley, may not redeem these Global Medium-Term Notes, Series G Euro Floating Rate Senior Bearer Notes Due 2007 (the "2007 Notes"), Global Medium-Term Notes, Series G Euro Floating Rate Senior Bearer Notes Due 2012 (the "2012 Notes," and together with the 2007 Notes, the "Floating Rate Notes") and Global Medium-Term Notes, Series G Euro Fixed Rate Senior Bearer Notes Due 2012 (the "Fixed Rate Notes") prior to the maturity date thereof other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     Application will be made for the notes described herein to be admitted to the Official List of the Financial Services Authority (in its capacity as competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000) and to trading on the gilt-edged and fixed-interest market of the London Stock Exchange plc. No assurance can be given that such applications will be granted. Morgan Stanley accepts responsibility for the information contained in this pricing supplement, which, when read together with the Offering Circular dated November 11, 2004 describing the U.S. $25,452,274,000 Program for the Issuance of Global Medium-Term Notes, Series G of Morgan Stanley, contains all information that is material in the context of the issuance of the notes.

     This document constitutes the pricing supplement relating to the issuance of notes described herein. Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set forth in the Offering Circular referred to above. This pricing supplement is supplemental to and must be read in conjunction with such Offering Circular.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We describe the basic features of the Floating Rate Notes in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement and of the Fixed Rate Notes in the section called "Description of Notes--Fixed Rate Notes" in the accompanying prospectus supplement, each subject to and as modified by the provisions described below.

                       Floating Rate Notes                                                 Fixed Rate Notes
------------------------------------------------------------------  ----------------------------------------------------------------
Principal Amount:         Euro 750,000,000 for the 2007 Notes;      Principal Amount:         Euro 1,000,000,000
                          Euro 1,750,000,000 for the 2012 Notes     Maturity Date:            July 20, 2012
Maturity Date:            July 20, 2007 for the 2007 Notes;         Settlement Date
                          July 20, 2012 for the 2012 Notes            (Original Issue Date):  July 20, 2005
Settlement Date                                                     Interest Accrual Date:    July 20, 2005
  (Original Issue Date):  July 20, 2005                             Issue Price:              99.822%
Interest Accrual Date:    July 20, 2005                             Specified Currency:       Euro
Issue Price:              99.921% for the 2007 Notes;               Redemption Percentage at
                          99.740% for the 2012 Notes                   Maturity:              100%
Specified Currency:       Euro                                      Interest Rate:            3.375% per annum
Redemption Percentage                                               Interest Payment Dates:   Each July 20, commencing July 20, 2006
  at Maturity:            100%                                      Interest Payment Period:  Annual
Base Rate:                EURIBOR                                   Denominations:            Euro 50,000, and increments of
Spread (Plus or Minus):   Plus 0.05% per annum for the 2007 Notes;                            Euro 1,000 thereafter
                          plus 0.30% per annum for the 2012 Notes   Business Days:            London, TARGET and New York
Index Maturity:           Three Months                              Calculation Agent:        JPMorgan Chase Bank, N.A. (London
Initial Interest Rate:    To be determined on the second TARGET                               Branch)
                          Settlement Day immediately preceding the  Agent:                    Morgan Stanley & Co. International
                          original issue date                                                 Limited
                                                                    Common Code:              022515152
                                                                    ISIN:                     XS0225151520
(continued on the next page)                                        Other Provisions:         None

              Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

                                                           MORGAN STANLEY

COMMERZBANK CORPORATES & MARKETS                              LLOYDS TSB                                                   WESTLB AG
ABN AMRO BANK N.V.                                     SANTANDER CENTRAL HISPANO                              ING FINANCIAL MARKETS
DANSKE BANK                                             RABOBANK INTERNATIONAL                                        SCOTIA CAPITAL
KBC INTERNATIONAL GROUP                                MIZUHO INTERNATIONAL PLC                                      HYPOVEREINSBANK
BANCA AKROS SPA-GRUPPO BPM                                   DEUTSCHE BANK                          IXIS CORPORATE & INVESTMENT BANK
NATEXIS BANQUES POPULAIRES                                    DZ BANK AG                        CALYON CORPORATE AND INVESTMENT BANK
RZB-AUSTRIA RAIFFEISEN ZENTRALBANK OSTERREICH AG

--------------------------------------------------------------------
Interest Payment Dates:      Each January 20, April 20, July 20 and
                             October 20, commencing October 20, 2005
Interest Payment Period:     Quarterly
Interest Reset Dates:        Each interest payment date
Interest Reset Period:       Quarterly
Interest Determination       The second TARGET Settlement Day
   Dates:                    immediately preceding each interest
                             reset date
Reporting Service:           Telerate (Page 248)
Business Days:               London, TARGET and New York
Calculation Agent:           JPMorgan Chase Bank, N.A. (formerly
                             known as JPMorgan Chase Bank) (London
                             Branch)
Agent:                       Morgan Stanley & Co. International
                             Limited
Denominations:               Euro 50,000, and increments of
                             Euro 1,000 thereafter
Common Codes:                022512439 for the 2007 Notes;
                             022515241 for the 2012 Notes
ISIN:                        XS0225124394 for the 2007 Notes;
                             XS0225152411 for the 2012 Notes
Other Provisions:            None

Supplemental Information Concerning Plan of Distribution:

     On July 13, 2005, we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amounts of notes set forth opposite their respective names below at a net price of 99.771% for the 2007 Notes, 99.34% for the 2012 Notes and 99.422% for the Fixed Rate Notes, each of which we refer to as the "purchase price" for that series of notes. The 2007 Notes purchase price equals the stated issue price of 99.921% less a combined management and underwriting commission of .15% of the principal amount of the 2007 Notes; the 2012 Notes purchase price equals the stated issue price of 99.74% less a combined management and underwriting commission of .40% of the principal amount of the 2012 Notes; and the Fixed Rate Notes purchase price equals the stated issue price of 99.822% less a combined management and underwriting commission of .40% of the principal amount of the Fixed Rate Notes.



                                                     Principal Amount of      Principal Amount of     Principal Amount of
Name                                                     2007 Notes               2012 Notes            Fixed Rate Notes
----                                                 -------------------      -------------------     -------------------
Morgan Stanley & Co. International Limited             Euro 611,250,000       Euro 1,426,250,000         Euro 815,000,000

Commerzbank Aktiengesellschaft                               15,000,000               35,000,000               20,000,000
Lloyds TSB Bank plc                                          15,000,000               35,000,000               20,000,000
WestLB AG                                                    15,000,000               35,000,000               20,000,000
ABN AMRO Bank N.V.                                            7,500,000               17,500,000               10,000,000
Banco Santander Central Hispano, S.A.                         7,500,000               17,500,000               10,000,000
CALYON                                                        7,500,000               17,500,000               10,000,000
Danske Bank A/S                                               7,500,000               17,500,000               10,000,000
Deutsche Bank AG, London Branch                               7,500,000               17,500,000               10,000,000
ING Financial Markets LLC                                     7,500,000               17,500,000               10,000,000
KBC Bank NV                                                   7,500,000               17,500,000               10,000,000
Mizuho International plc                                      7,500,000               17,500,000               10,000,000
Scotia Capital Inc.                                           7,500,000               17,500,000               10,000,000

                                                     Principal Amount of      Principal Amount of     Principal Amount of
Name                                                     2007 Notes               2012 Notes            Fixed Rate Notes
----                                                 -------------------      -------------------     -------------------
Banca Akros SpA-Gruppo BPM                                    3,750,000                8,750,000                5,000,000
IXIS Corporate & Investment Bank                              3,750,000                8,750,000                5,000,000
DZ BANK AG Deutsche Zentral-Genossenschaftsbank,
  Frankfurt am Main                                           3,750,000                8,750,000                5,000,000
HypoVereinsbank                                               3,750,000                8,750,000                5,000,000
Natexis Banques Populaires                                    3,750,000                8,750,000                5,000,000
Cooperatieve Centrale Raiffeisen-Boerenleenbank
  B.A.                                                        3,750,000                8,750,000                5,000,000
Raiffeisen Zentralbank Osterreich
  Aktiengesellschaft                                          3,750,000                8,750,000                5,000,000
                                                     -------------------      -------------------     -------------------
Total                                                  Euro 750,000,000       Euro 1,750,000,000       Euro 1,000,000,000
                                                     ===================      ===================     ===================

European Union Transparency Obligations Directive

     The proposed European Union Transparency Obligations Directive (the "Directive") may be implemented in a manner which could be burdensome for companies such as us. In particular, we may be required to prepare financial statements in accordance with accounting standards other than U.S. GAAP. We are under no obligation to maintain the listing of the notes, and prospective purchasers of notes should be aware that, in circumstances where a listing of the notes by the UK Listing Authority would require preparation of financial statements in accordance with standards other than U.S. GAAP, or in any other circumstances where the Directive is implemented in a manner that, in our opinion, is burdensome, the notes may be de-listed. In such a case of de-listing, we may, but are not obliged to, seek an alternative listing for the notes on a stock exchange outside the European Union. However, if such an alternative listing is not available or is, in our opinion, burdensome, an alternative listing for the notes may not be considered. Although no assurance is made as to the liquidity of the notes as a result of listing by the UK Listing Authority, de-listing the notes may have a material effect on a noteholder's ability to resell the notes in the secondary market.




                                      PS-3